Exhibit 5
                               Brown & Wood LLP
                            One World Trade Center
                         New York, New York 10048-0557
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599

                                                             September 20, 1999


SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Dear Sirs:

     We have acted as counsel for SL Green Realty Corp., a Maryland corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about September 20, 1999 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8
(the "Registration Statement") for the purpose of registering 1,275,000 shares of Common Stock which have been reserved for issuance or transfer upon the exercise of stock options or the granting of restricted or unrestricted stock awards granted or to be granted pursuant to the SL Green Realty Corp. Amended 1997 Stock Option and Incentive Plan, as amended through August 18, 1999 (the "1997 Plan"). In such capacity, we have examined the Articles of Incorporation and Bylaws of the Company, the 1997 Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

     Based upon the foregoing, we advise you that, in our opinion, when the shares of Common Stock to be issued pursuant to the 1997 Plan have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                Very truly yours,


                                /s/ Brown & Wood LLP